EXHIBT 4.2

                          21ST CENTURY HOLDING COMPANY


THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY, IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.


Dated as of _________, 2003                                    No. W-

                          21ST CENTURY HOLDING COMPANY

              (INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA)

          REDEEMABLE WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK
          -------------------------------------------------------------

         FOR VALUE RECEIVED, 21st Century Holding Company, a Florida corporation (the "Company"), hereby certifies that ______________________, his (her/its) successors and assigns (the "Holder"), is the owner of such number of warrants (the "Warrants") as set forth in Section 1 hereof. Each Warrant initially entitles the Holder, subject to the provisions hereof, to purchase from the Company at any time and from time to time on and after the date hereof until 5:00 p.m. Florida local time on the Expiration Date (as described in Section 3 herein), one-half fully paid and non-assessable share of Common Stock (as defined below) at the Exercise Price per share of Common Stock (as described in
Section 2 herein) on the terms and conditions hereinafter set forth.

         The term "Common Stock" means the Common Stock, par value $0.01 per share, of the Company as constituted on the date hereof (the "Base Date"). The number of shares of Common Stock to be received upon the exercise of this warrant certificate may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter referred to as "Warrant Shares." The term "Other Securities" means any other equity or debt securities that may be issued by the Company in addition thereto or in substitution for the Warrant Shares. The term "Company" means and includes the corporation named above as well as any immediate successor corporation resulting from a reorganization.

         Upon receipt by the Company of documentation reasonably satisfactory to it of the loss, theft, destruction or mutilation of this warrant certificate, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this warrant certificate, if mutilated, the Company shall execute and deliver a new warrant certificate of like tenor and date. Any such new warrant certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this warrant certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

         The Holder agrees with the Company that this warrant certificate is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

         1. NUMBER OF WARRANTS. The Holder is the owner of a number of warrants equal to two times the quotient of the aggregate principal amount of the 6% Senior Subordinated Notes the Holder has purchased pursuant to the terms of the Unit Purchase Agreement (as hereinafter defined) and the Exercise Price.

         2. EXERCISE PRICE. The Exercise Price shall equal 115% of the weighted-average volume price for the Common Stock on Nasdaq as reported by Bloomberg Financial Markets ("Bloomberg") for the 60 consecutive trading days after the date of the Closing as set forth in the Unit Purchase Agreement; provided, however, that in no event shall the Exercise Price be greater than $25.00 per share nor lower than $15.00 per share. No later than 15 business days after the expiration date of the 60-day period set forth above, the Company shall mail a notice to the Holder, first class, postage prepaid, at such Holder's latest address as shall appear on the records of the Company or the Company's Warrant Agent (as hereinafter defined), if any, setting forth the Exercise Price and the number of Warrants determined in accordance with Sections 1 and 2 hereof.

         3. EXERCISE OF WARRANT. This warrant certificate may be exercised in whole or in part, at any time, or from time to time during the period commencing on the date hereof and expiring three years after the date hereof (the "Expiration Date"). The Warrants must be exercised so as to purchase one full Warrant Share.

         4. NOTICE OF EXERCISE. Exercise of the Warrants shall be effected in any such case by presentation and surrender of this warrant certificate to the Company at its principal office, at the office of its stock transfer agent or any other warrant agent designated by the Company (the "Warrant Agent") if any, with the Warrant Exercise Form, a form of which is attached hereto as Exhibit A, duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of the Company) of the Exercise Price for the number of Warrant Shares specified in such form and instruments of transfer, if appropriate, duly executed by the Holder or its duly authorized attorney. If this warrant certificate should be exercised in part only, the Company shall, upon surrender of this warrant certificate for cancellation, execute and deliver a new warrant certificate evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder. Upon receipt by the Company of this warrant certificate, together with the Exercise Price, at its office, or by the Warrant Agent at its office, in proper form for exercise, the Holder shall be deemed to be the Holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this warrant certificate, but in no event shall the Company be responsible or liable for income taxes or transfer taxes upon the issuance or transfer of the Warrants or the Warrant Shares.

         5. REDEMPTION RIGHTS. The Warrants may be redeemed, in whole or in part, at any time or from time to time, at the Company's sole option, commencing a year from the date hereof at a redemption price of $0.01 per Warrant Shares; provided, however, that before any such call for redemption of the Warrants the weighted-average volume price for the Company's Common Stock quoted on the Nasdaq National Market ("Nasdaq") shall have for 20 consecutive trading days ending not more than 10 days prior to the notice of redemption been in excess of 150% of the Exercise Price, as such may be adjusted from time to time. Redemption of the Warrants may only occur upon 30 days' prior written notice to the Holder, such notice to include certification of the trading price of the Company's Common Stock on Nasdaq as reported by Bloomberg. If the Company exercises its right to redeem the Warrants, in whole or in part, it shall mail a notice of redemption to the Holder, first class, postage prepaid, not later than the 30th day before the date fixed for redemption, at such Holder's last address as shall appear on the records of the Company or the Company's Warrant Agent, if any. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Holder receives such notice. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the warrant certificate shall be delivered and the redemption price shall be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. Florida local time on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Warrants shall be the Redemption Date. Any right to exercise a Warrant shall terminate at 5:00 p.m. Florida local time on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the Holder shall have no further rights except to receive, upon surrender of a certificate evidencing Warrants duly endorsed or accompanied by a written instrument or instruments of redemption in form satisfactory to the Company, the redemption price of $0.01, without interest, per Warrant Shares.

         6. RESERVATION OF SHARES. The Company will at all times reserve for issuance and delivery upon exercise of this warrant certificate all shares of Common Stock or other shares of capital stock of the Company (and Other Securities) from time to time receivable upon exercise of this warrant certificate. All such shares (and Other

Securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable and free of all preemptive rights.

         7. FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of the Warrants, but the Company shall pay the Holder an amount equal to the fair market value of such fractional share of Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of the Warrants, as determined by the Board of Directors of the Company.

         8. EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This warrant certificate is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its Warrant Agent, if any, for other warrant certificates of different denominations, entitling the Holder to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Upon surrender of this warrant certificate to the Company or at the office of its Warrant Agent, if any, with an appropriate form of assignment duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new warrant certificate in the name of the assignee named in such instrument of assignment and this warrant certificate shall promptly be canceled. This warrant certificate may be divided or combined with other warrant certificates that carry the same rights upon presentation hereof at the office of the Company or at the office of its Warrant Agent, if any, together with a written notice specifying the names and denominations in which new warrant certificates are to be issued and signed by the Holder hereof.

         9. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights as a shareholder in the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this warrant certificate.

         10. ANTI-DILUTION PROVISIONS.

                  10.1 ADJUSTMENT FOR RECAPITALIZATION. If the Company shall at any time subdivide its outstanding shares of Common Stock (or Other Securities at the time receivable upon the exercise of the Warrants) by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of Common Stock to its shareholders, the number of shares of Common Stock subject to this warrant certificate immediately prior to such subdivision shall be proportionately increased and the Exercise Price shall be proportionately decreased, and if the Company shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Common Stock or Other Securities subject to this warrant certificate immediately prior to such combination shall be proportionately decreased and the Exercise Price shall be proportionately increased. Any such adjustments pursuant to this Section 10.1 shall be effective at the close of business on the effective date of such subdivision or combination or if any adjustment is the result of a stock dividend or distribution then the effective date of such adjustment based thereon shall be the record date therefor.

                  10.2 ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In the case of a reorganization of the Company after the Base Date, the Holder, upon the exercise thereof as provided in Section 1, at any time after the consummation of such reorganization, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this warrant certificate prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this warrant certificate immediately prior thereto; in each such case, the terms of this warrant certificate shall be applicable to the securities or property receivable upon the exercise of this warrant certificate after such consummation.

                  10.3 ISSUANCES BELOW EXERCISE PRICE. Except in the case of the issuance of Common Stock issued (i) pursuant to any employee benefit plan of the Company now existing or to be implemented in the future,
         (ii) for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, (iii) in connection with any transaction referred to in, or contemplated by, this Section 10 hereof, (iv) pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution, (v) issued by the Company pursuant to a registration statement filed under the Securities Act, or (v) issued in connection with strategic transactions involving the Company and other entities, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements, if the Company at any time while the Warrants are outstanding, shall issue shares of Common Stock at a price per share (an "Issuance Price") less than the Exercise Price (or in the case of an issuance of Common Stock in a private placement at less than 80% of the Exercise Price), then the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock plus the number of shares of Common Stock which the price paid for such shares of Common Stock would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 10.2, the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                  10.4 NOTICES OF RECORD DATE, ETC. In case:

                           (a) the Company shall take a record of the holders of
its Common Stock (or Other Securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend (other than a cash dividend at the same rate as the rate of the last cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; or

                           (b) of any capital reorganization of the Company, any
reclassification of the capital stock of the Company, or any consolidation or merger of the Company with or into another corporation; then, and in each such case, the Company shall mail or cause to be mailed to the Holder at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or
(ii) the date on which such reorganization, reclassification, consolidation or merger is to take place, and the time, if any, is to be fixed, as to which the holders of record of Common Stock (or such Other Securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such Other Securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation or merger. Such notice shall be mailed at least 20 days prior to the date therein specified and the Warrants may be exercised prior to said date during the term of the Warrants.

                  10.5 LIMITATION ON ANTI-DILUTION ADJUSTMENTS. Notwithstanding anything to the contrary contained herein, the Company shall not adjust the number of Warrant Shares as provided in this Section 10, if such adjustment would, either individually or together with one or more other adjustments or together with one or more issuances of Transaction Shares (as defined in the Unit Purchase Agreement dated as of ___________, 2003 (the "Unit Purchase Agreement") among the Company and the Purchasers named therein), cause the issuance of shares of Common Stock to exceed the number of shares that the Company could then issue under Section 4350(i) of the rules and regulations of Nasdaq (the "Nasdaq Rules") or any successor rule or regulation. Under Section 4350(i) of the Nasdaq Rules, a company may not issue shares, and may not issue securities convertible into shares, where the shares issued could in the aggregate equal 20% or more of the voting power of the shares outstanding, without obtaining shareholder approval. The foregoing limitation shall only apply until such time as the Company obtains the requisite approval of its shareholders for the issuance of the Transaction Shares, as required by Section 4350(i) of the Nasdaq Rules or any successor rule or regulation. The Company covenants and agrees that it shall include a proposal for the approval of the issuance of the Transaction Shares in the Company's proxy statement for its 2004 annual meeting of shareholders, which the Company currently anticipates shall take place in June 2004. If, due to the foregoing limitation, the Company cannot adjust the Warrant Shares as provided in
         Section 10.3 above, then, subject to NASD approval, the Company agrees that the Exercise

         Price hereof shall be reduced to equal the Issuance Price(s) of the shares of Common Stock that triggered the adjustment pursuant to
         Section 10.3.

         11. TRANSFER TO COMPLY WITH THE SECURITIES ACT. The Warrants and any Warrant Shares or Other Securities may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless registered under the Securities Act and any applicable state securities laws or pursuant to available exemptions from such registration, provided that the transferor delivers to the Company an opinion of counsel satisfactory to the Company confirming the availability of such exemption.

         12. REGISTRATION RIGHTS. The Warrants and the Warrant Shares issuable upon exercise of the Warrants shall be subject to certain registration rights as provided in the registration rights agreement (the "Registration Rights Agreement") among the Company and the initial holders of the Warrants. If the Company fails to comply with the terms of the Registration Rights Agreement, the Exercise Price shall be reduced by 10% for each full period of 30 consecutive days of such non-compliance (and there shall be no pro rata reduction of the Exercise Price if a period of non-compliance is not a full 30-day period).

         13. LEGEND. Unless the Warrant Shares or Other Securities have been registered under the Securities Act, upon exercise of any of the Warrants and the issuance of any of the Warrant Shares or Other Securities, all certificates representing such securities shall bear on the face thereof substantially the following legend:


                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws and may not be sold, offered for sale, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of the Act and any applicable state securities laws or unless an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration."

         14. NOTICES. All notices required hereunder shall be in writing and shall be deemed given when sent by facsimile, delivered personally or within two days after mailing when mailed by certified or registered mail, return receipt requested, to the Company at its principal office, or to the Holder at the address set forth on the record books of the Company, or at such other address of which the Company or the Holder has been advised by notice hereunder.

         15. APPLICABLE LAW. The Warrants are issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the choice of law rules thereof.

         IN WITNESS WHEREOF, the Company has caused this warrant certificate to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

                                          21ST CENTURY HOLDING COMPANY,
                                          a Florida corporation

                                          By:_________________________________
                                               Name:__________________________
                                               Title:_________________________

                                    EXHIBIT A

                              WARRANT EXERCISE FORM

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To 21st Century Holding Company:

         In accordance with the warrant certificate enclosed with this Warrant Exercise Form, the undersigned hereby irrevocably elects to purchase________ shares of Common Stock, $0.01 par value per share ("Common Stock"), of 21st Century Holding Company and, encloses herewith $__________ in cash, certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Warrant Exercise Form relates, together with any applicable taxes payable by the undersigned pursuant to the warrant certificate.

         The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

                                         PLEASE INSERT SOCIAL SECURITY OR
                                         TAX IDENTIFICATION NUMBER

                                         ---------------------------------------

--------------------------------------------------------------------------------
                         (Please print name and address)

         If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock that the undersigned is entitled to purchase in accordance with the enclosed warrant certificate, the undersigned requests that a new warrant certificate evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:


--------------------------------------------------------------------------------
                         (Please print name and address)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dated:_________________________   ______________________________________________
                                  (Print name of holder)

                                  By:___________________________________________
                                  Name:_________________________________________
                                  Title:________________________________________
                                  (Signature must conform in all respects to name of Holder as specified on the face of the Warrant)